Exhibit 99.1

Risk Factors that Could Affect Our Business

In the course of conducting its business operations, Merrill Lynch could be exposed to a variety of risks that are inherent to the financial services business. A summary of some of the significant risks that could affect Merrill Lynch's financial condition and results of operations is included below. Some of these risks are managed in accordance with established risk management policies and procedures, most of which are described in the Risk Management section of the Management's Discussion and Analysis of the Merrill Lynch & Co., Inc. Annual Report on Form 10-K for the fiscal year ended December 30, 2005 (2005 Form 10-K).

Market Risk
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Merrill Lynch's various businesses may be adversely impacted by global market and economic conditions that may cause fluctuations in interest rates, exchange rates, equity and commodity prices and credit spreads.

The financial services industry and the global financial markets are influenced by numerous unpredictable factors including economic conditions, monetary and fiscal policies, the liquidity of global markets, availability and cost of capital, international and regional political events, acts of war or terrorism and investor sentiment. Changes in these factors may result in volatility in interest rates, exchange rates, equity and commodity prices, and credit spreads. Merrill Lynch has a large and increasing amount of trading and investment positions, which include proprietary trading positions in fixed income, currency, commodities and equity securities, as well as in real estate, private equity and other investments. Merrill Lynch may incur losses as a result of increased market volatility, as these fluctuations may adversely impact the valuation of its trading and investment positions. Conversely, a decline in volatility may adversely affect the results in Merrill Lynch's trading businesses, which depend on market volatility to create client and proprietary trading opportunities.

Credit Risk
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Merrill Lynch may incur losses from its credit exposure related to trading, lending, and other business activities.

Merrill Lynch is exposed to the potential for credit-related losses that can occur as a result of an individual, counterparty or issuer being unable or unwilling to honor its contractual obligations. These credit exposures exist within lending relationships, commitments, letters of credit, derivatives, foreign exchange and other transactions. These exposures may arise, for example, from a decline in the financial condition of a counterparty, from a decrease in the value of securities of third parties held by Merrill Lynch as collateral, from entering into swap or other derivative contracts under which counterparties have long-term obligations to make payments to Merrill Lynch, and from extending credit to clients through loans or other arrangements. An increase in Merrill Lynch's credit exposure could have an adverse effect on its business and profitability if credit losses exceed credit provisions.

Operational Risk
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Merrill Lynch may incur losses from inadequate or failed internal processes, people and systems or from external events.

Merrill Lynch may incur losses arising from its exposure to operational risk. Financial services firms, including Merrill Lynch, are exposed to the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. Such operational risks may include, for example, exposure to natural or man-made disasters, mistakes made in the confirmation or settlement of transactions or from improper recording, evaluating or accounting for transactions. Merrill Lynch could suffer financial loss, disruption of its business, liability to clients, regulatory intervention or reputational damage, which would affect its business and financial condition.

Liquidity Risk
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Merrill Lynch's business and financial condition may be adversely impacted by an inability to borrow funds or sell assets to meet maturing obligations.

Financial services firms, including Merrill Lynch, are exposed to liquidity risk, which is the potential inability to repay short-term borrowings with new borrowings or assets that can be quickly converted into cash while meeting other obligations and continuing to operate as a going concern. Merrill Lynch's liquidity may be impaired due to circumstances that it may be unable to control, such as general market disruptions or an operational problem that affects its trading clients, third parties or itself. Merrill Lynch's ability to sell assets may also be impaired if other market participants are seeking to sell similar assets at the same time. The inability of Merrill Lynch to borrow funds or sell assets to meet maturing obligations, a negative change in its credit ratings, which would have an adverse effect on its ability to borrow funds, or regulatory capital restrictions imposed on the free flows of funds between Merrill Lynch and its affiliates may have a negative effect on its business and financial condition.

Litigation Risk
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Legal proceedings could adversely affect Merrill Lynch's operating results and financial condition for a particular period and impact its credit ratings.

Merrill Lynch has been named as a defendant in various legal actions, including arbitrations, class actions, and other litigation arising in connection with its activities as a global diversified financial services institution. Some of the legal actions against Merrill Lynch include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the issuers who would otherwise be the primary defendants are bankrupt or otherwise in financial distress. Given the number of these matters, some are likely to result in adverse judgments, penalties, injunctions, fines, or other relief. Merrill Lynch is also involved in investigations and/or proceedings by governmental and self-regulatory agencies. The number of these investigations has also increased in recent years with regard to many firms, including Merrill Lynch.

Merrill Lynch may explore potential settlements before a case is taken through trial because of uncertainty and risks inherent in the litigation process. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 5, Accounting for Contingencies , Merrill Lynch will accrue a liability when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In many lawsuits and arbitrations, disclosed in Other Information (Unaudited) -- Legal Proceedings, including almost all of the class action lawsuits, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until the case is close to resolution, in which case no accrual is made until that time. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, Merrill Lynch cannot predict what the eventual loss or range of loss related to such matters will be, which may be material to its operating results or cash flows for any particular period and may impact its credit ratings.

Regulatory and Legislative Risks
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Many of Merrill Lynch's businesses are highly regulated and could be adversely impacted by regulatory and legislative initiatives around the world.

Merrill Lynch's businesses may be adversely affected by regulatory and legislative initiatives imposed by various U.S. and non-U.S. regulatory and exchange authorities, such as federal and state securities regulators including the SEC, the FSA, self-regulatory organizations including The New York Stock Exchange, Inc. ("NYSE") and the National Association of Securities Dealers, Inc. ("NASD"), and industry participants that continue to review and, in many cases, adopt changes to their established rules and policies. Such changes have occurred in areas such as corporate governance, anti-money laundering, privacy, research analyst conflicts of interest and qualifications, practices related to the issuance of securities, mutual fund trading, disclosure practices and auditor independence.

Competitive Environment
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Competitive pressures in the financial services industry in which Merrill Lynch operates could adversely affect its business and results of operations.

Merrill Lynch competes globally for individual and institutional clients on the basis of price, the range of products that it offers, the quality of its services, its financial resources, and product and service innovation. The financial services industry continues to be affected by an intensifying competitive environment, as demonstrated by the introduction of new technology platforms, consolidation through mergers, increased competition from new and established industry participants and diminishing margins in many mature products and services. Merrill Lynch competes with U.S. and non-U.S. commercial banks and other broker-dealers in brokerage, underwriting, trading, financing and advisory businesses. For example, the financial services industry in general, including Merrill Lynch, has experienced intense price competition in brokerage, as the ability to execute trades electronically, through the internet and through other alternative trading systems has pressured trading commissions and spreads. Merrill Lynch competes for investment funds with mutual fund management companies, insurance companies, finance and investment advisory companies, banks, trust companies and other institutions. Many of Merrill Lynch's non-U.S. competitors may have competitive advantages in their home markets. In addition, Merrill Lynch's business is substantially dependent on its continuing ability to compete effectively to attract and retain qualified employees, including successful Financial Advisors, investment bankers, trading professionals and other revenue-producing or support personnel.

For further information on Risks refer to Note 6 to the Consolidated Financial Statements in the 2005 Form 10-K.